Exhibit 99.1

105 Carnegie Center Princeton, NJ 08540

Contact:
Barak Bar-Cohen, RCN Public Relations, 609-919-8144 Jim Downing, RCN Investor Relations, 609-734-3718

RCN’S McCOURT ANNOUNCES SEARCH FOR SUCCESSOR Telecom Founder to Remain as Chairman, Lead Search for Company’s New CEO

Princeton, NJ – July 21, 2004 – David C. McCourt, Chairman and CEO of RCN Corp., announced today that he will lead a search committee to identify and select a successor to serve as the company’s chief executive officer subject to approval by the new equity holders. McCourt said that he will retain his role as Chairman of the Board and continue working with the directors and the bondholders to oversee the vision of the company he founded in 1997.

“I remain committed to the competitive vision that RCN established when I founded the company,” said McCourt. “Now, as we enter the next stage of our evolution, I want to bring in new leadership to work with the new equity holders to continue our journey towards what I believe is a very promising future for the company.”

“We look forward to David’s continuing role as board chairman,” said Alfred Fasola, Lead Director of RCN’s Board of Directors. “His vision, energy, and competitive spirit have had a lasting effect on the company.”

McCourt will continue as chief executive officer until a successor is found and added that he hopes to name a successor upon the completion of RCN’s restructuring process.

“We are happy David has agreed to stay as Chairman,” said Russ Belinsky of Chanin Capital Partners, financial advisors to the Official Creditors’ Committee. “His strategic thinking will continue to be indispensable to the company going forward.” Over the past 25 years, David McCourt has founded 10 companies in three countries. The Economist described him as having “incredible credentials as a telecom revolutionary.” In 1993, Mr. McCourt purchased controlling interest in C-TEC Corporation, a diversified telecommunications company based in Wilkes-Barre, Pennsylvania. Four years later, McCourt split C-TEC into three publicly traded companies listed on the NASDAQ Stock Exchange: RCN Corporation, Cable Michigan, Inc, and Commonwealth Telephone Enterprises, Inc. Initially, McCourt became Chairman and CEO of all three companies, until sold or until a successor was found.

“I am proud of what RCN has done to create a competitive marketplace to the benefit of all consumers. This company was founded to open the marketplace, tear down the barriers created by monopolies and offer better services and better prices. I look forward to continuing the fight as Chairman along with a new CEO,” McCourt said.

ABOUT RCN CORPORATION

RCN Corporation (Pink Sheets: RCNCQ) is the nation’s first and largest facilities-based competitive provider of bundled phone, cable and high speed internet services delivered over its own fiber-optic local network to consumers in the most densely populated markets in the U.S. RCN provides service in the Boston, New York, Eastern Pennsylvania, Chicago, San Francisco and Los Angeles metropolitan markets. RCN also holds a 50% LLC membership interest in Starpower, which serves the Washington, D.C. metropolitan area.